Exhibit 99.4

CONSENT OF MARK A. ANGELSON

Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the proxy circular/prospectus forming a part of the registration statement on Form S-4 of Quad/Graphics, Inc. (File No. 333-165259), as amended from time to time, as a person who will become a director of Quad/Graphics, Inc. upon consummation of the transaction described therein.

/s/ Mark A. Angelson
Mark A. Angelson

Dated: May 3, 2010